CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A our report dated June 27, 2013, relating to the financial statements and financial highlights of YieldShares High Income ETF (formerly, Sustainable North American Oil Sands ETF), a series of Exchange Traded Concepts Trust, for the period ended April 30, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
August 28, 2013